EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release April 24, 2006
Contact:  Don Jennings, President, or Clay Hulette, Vice President
                    (502) 223-1638
                    216 West Main Street
                    P.O. Box 535
                    Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $324,000 or $0.04 diluted earnings per share for the three months ended March 31, 2006, compared to $385,000 for First Federal Savings and Loan of Hazard (the predecessor organization prior to the Company’s reorganization) for the three months ended March 31, 2005, a decrease of $61,000 or 15.8%.  Net earnings for the nine months ended March 31, 2006, were $1.3 million, or $0.15 diluted earnings per share compared to $1.0 million for First Federal Savings and Loan of Hazard for the nine months ended March 31, 2005, an increase of $231,000 or 22.4%.  On March 2, 2005, the mutual-to-stock conversion of First Federal Savings and Loan of Hazard culminated in the formation of Kentucky First Federal Bancorp and the acquisition of Frankfort First Bancorp, Inc., parent company of First Federal Savings Bank of Frankfort.  As First Federal Savings and Loan of Hazard was not a stock-owned company during the comparable three and nine month periods in 2005, earnings per share are not reported for those periods.

          The decrease in net earnings for the three months ended March 31, 2006 was primarily due to an increase in General, Administrative, and Other Expense partly offset by an increase in Net Interest Income.  The increase in General, Administrative and Other Expense and Net Interest Income was primarily attributable to the inclusion of First Federal Savings Bank of Frankfort in the results of operations.  General, Administrative and Other Expense also increased due to the costs of the Employee Stock Ownership Plan and the Company’s Equity Incentive Plan, which was adopted at the Company’s annual meeting on November 15, 2005, and the costs associated with operating a public company.

          The increase in net earnings for the nine month period ended March 31, 2006, was primarily attributable to the inclusion of earnings generated by First Federal Savings Bank of Frankfort in the results of operations.  Net Interest Income increased $1.9 million, or 62.3%, to $5.0 million, and was partially offset by an increase in General, Administrative and Other Expense of $1.8 million.

          At March 31, 2006, the Company reported its book value per share as $7.52.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At March 31, 2006 the Company had approximately 8,590,000 shares outstanding, of which approximately 36.9% was held by non-affiliates.

SUMMARY OF FINANCIAL
HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	March 31, 2006	June 30, 2005

	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$2,305	$8,358
Investment Securities	79,553	86,836
Loans Receivable, net	153,298	151,712
Other Assets	26,912	27,009

Total Assets	$262,068	$273,915

Liabilities
Deposits	$143,905	$155,044
FHLB Advances	51,935	50,985
Other Liabilities	1,646	1,947

Total Liabilities	197,486	207,976
Shareholders’ Equity	64,582	65,939

Total Liabilities and Equity	$262,068	$273,915

Book Value Per Share	$7.52	$7.67

Condensed Consolidated Statements of Earnings

	Nine months ended March 31,		Three months ended March 31,

	2006	2005	2006	2005

	(In thousands, except per share data)
	(Unaudited)
Interest Income	$9,571	$4,970	$3,177	$2,090
Interest Expense	4,605	1,911	1,574	836

Net Interest Income	4,966	3,059	1,603	1,254
Provision for Losses on Loans	32	40	8	12
Other Operating Income	186	34	64	23
General, Administrative, and Other Expense	3,286	1,506	1,200	701

Earnings Before Federal Income Taxes	1,834	1,547	459	564
Federal Income Taxes	570	514	135	179

Net Earnings	$1,264	$1,033	$324	$385

Basic Earnings Per Share	$0.15	N/A	$0.04	N/A
Diluted Earnings Per Share	$0.15	N/A	$0.04	N/A
Dividends Per Share	$0.30	N/A	$0.10	N/A
Weighted average outstanding shares:
Basic	8,226,468	N/A	8,167,163	N/A

Diluted	8,240,134	N/A	8,189,140	N/A